Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222986

CNL STRATEGIC CAPITAL, LLC

SUPPLEMENT NO. 11 DATED OCTOBER 15, 2019

TO THE PROSPECTUS DATED APRIL 16, 2019

We are providing this Supplement to you in order to supplement our prospectus dated April 16, 2019 (as supplemented to date, the “Prospectus”). This supplement provides information that shall be deemed part of, and must be read in conjunction with, the Prospectus. Capitalized terms used in this supplement have the same meanings in the Prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “Company” refer to CNL Strategic Capital, LLC.

Before investing in our shares you should read the entire Prospectus and this supplement, and consider carefully our investment objectives, risks, fees and expenses. You should also carefully consider the information disclosed in the section of the Prospectus captioned “Risk Factors” before you decide to invest in our shares.

The purpose of this Supplement is to disclose an update to our portfolio.

Our Portfolio

The following supplements our disclosure under the section “Our Portfolio—Summarized Operating Data” which appears on page 92 of the Prospectus.

The unaudited summarized carve out financial statements of Auriemma Consulting Group, Inc., which represent the discrete activity of Auriemma U.S. Roundtables (“Roundtables”) for which assets and liabilities were specifically identifiable and a reasonable basis existed to allocate items that were not specifically identifiable to Roundtables, are included below.

The following tables present unaudited summarized operating data for Roundtables for the six-month periods ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017, and unaudited summarized balance sheet data as of June 30, 2019, December 31, 2018 and 2017:

Summarized Operating Data (Unaudited)

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017
Revenues	$5,393,616	$4,932,303	$10,159,552	$9,120,909
Expenses	(3,778,577)	(3,509,476)	(7,038,301)	(6,385,990)
Net income	$1,615,039	$1,422,827	$3,121,251	$2,734,919

Summarized Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2019	2018	2017
Current assets	$5,812,056	$1,431,819	$1,298,875
Non-current assets	$324,998	$305,904	$312,655
Current liabilities	$5,401,665	$843,038	$803,787
Stockholders’ equity	$735,389	$894,685	$807,743